Exhibit 99.3

                 4Q 2004 EARNINGS CONFERENCE CALL

           Remarks of Michael S. Geltzeiler, SVP and CFO
                           July 29, 2004


Thanks, Tom

I will briefly review our cash flow performance and debt position, and provide a status update on the sales of non-strategic assets and certain one-time items reported this quarter.

Free cash flow for the fourth quarter was in line with expectations, enabling us to achieve full year free cash flow of $172 million. Free cash flow was $15 million versus $26 million
for the corresponding quarter last year.   The comparatively
lower cash flow results were primarily attributable to the timing of working capital improvements this quarter at our international units, following a very strong third quarter performance. Additionally, we received a tax refund in last year's fourth quarter that was not repeated.

The $172 million of full year free cash flow was $10 million above last year's level, representing our third consecutive year of cash flow growth, and exceeding the guidance we provided for 2004. As Tom mentioned earlier, we are projecting another strong year of free cash flow performance for Fiscal 2005, behind higher operating results and lower restructuring outlays.

During the quarter, we repaid $15 million of debt, reducing our
total debt outstanding to $722 million.   In addition, we
successfully repriced our term loans, reintroducing an A Tranche, comprised primarily of our relationship banks, and lowering the
interest rate 1 full percentage point to Libor + 2%.   The lower
term loan rate will save the company approximately $4 million in interest expense during Fiscal 2005. At June 30th, our outstanding debt consisted of $300 million in 6.5% senior secured public debt, $192 million of Tranche A, $185 million of Tranche
B, and $45 million drawn on our revolver.   Interest expense, net
was $10 million in the quarter, reflecting a weighted average interest rate of 5.0%.

Cash on hand totaled $50 million as of June 30th, resulting in a net debt position of $672 million. This is well below the $700 million year-end net debt target set at the beginning of this year. Our guidance for Fiscal 2005 is for net debt to be below $500 million, as we utilize the cash generated from operations and proceeds from real estate sales to repay our term loans ahead of schedule.

During the quarter, we continued to pursue opportunities to
monetize non-productive assets.   We have made considerable
progress towards finalizing an agreement to sell and partially
leaseback our Westchester Headquarter facility.   We are now
targeting a fall closing. This quarter, we also successfully completed the sale of a real estate facility in Hong Kong for
approximately $6 million.   This transaction resulted in a gain
for a similar amount that is reported in other income and expense. Additionally, we have negotiated the sale of our Australian facility, which is expected to close in the second quarter.

The $6 million gain on sale of a Hong Kong building was entirely offset by the reported restructuring charge this quarter. The charge facilitated some further staff reductions both in the US and abroad, which were previously identified during our planning process.

As communicated in our press release, we will change our accounting policy for magazine direct response promotion costs, effective the beginning of
Fiscal 2005.   Historically, certain of these costs were deferred
and amortized over the future benefit periods. Effective July 1st, we will expense all magazine direct-response promotion costs as incurred. The company is making this change based on our assessment of the evolving nature of our magazine activities including launching new magazines, mailing deeper into customer lists, increasing opportunities to cross market our databases and sell ancillary products to existing customers, as well as uncertainty in response rates due to changing economic conditions. From a shareholder perspective, the accounting is more conservative, simplifies our financial statements, and makes them easier to understand and administer.

The company has approached the SEC to obtain pre-clearance on the appropriate accounting for the existing deferred promotion
balance.  Deferred magazine promotion costs on the balance sheet
as of June 30th are approximately $104 million.   We will
communicate the outcome as soon as the information is available, and prior to filing our annual 10K.

Any adjustments regarding the existing deferred promotion balance, would be non-cash in nature.

Lastly, this quarter we recognized a $5 million or $.05 per share tax benefit following the successful conclusion to our recent federal tax audit and a historical international tax issue regarding royalties charges to foreign subsidiaries.

Tom and I will now be pleased to take your questions.